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                                                                   EXHIBIT 10.57

                              CONSULTING AGREEMENT

            THIS CONSULTING AGREEMENT is made as of July 23, 1999, by and between Guilford Pharmaceuticals Inc., a Delaware corporation (the "Company"), and Solomon H. Synder, M.D. (the "Consultant").

            WHEREAS, the Company and the Consultant are parties to a Consulting Agreement dated September 1, 1995, as extended by amendments through September 30, 1999 (the "1995 Consulting Agreement"), pursuant to which the Consultant has provided consulting services to the Company; and

            WHEREAS, the parties desire to extend such consulting relationship on the terms and conditions contained herein;

            NOW THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consultant and the Company hereby agree as follows:

            1. Services. The Company hereby retains the Consultant to perform, and the Consultant hereby agrees to render to the Company, consulting and advisory services as requested from time to time by the Company (the "Services"). Such Services may include, but shall not be limited to, the following: serving on the Board of Directors of the Company and any Committees thereof; serving as Chairman of the Company's Scientific Advisory Board or similar advisory body; assisting the Company in scientific matters, including assessment of programs, strategies for the Company's scientific research, recruitment of scientific staff and advising the Company with respect to equipping laboratories; advising the Company regarding the potential acquisition of new technologies and development by third parties of competing technologies; and participating in such meetings pertaining to the business of the Company, all as the Chief Executive Officer of the Company may reasonably request. Consultant agrees to use reasonable efforts to perform the Services and to make himself available to render the Services, for a minimum of 30 days and a maximum of 42 days per year during the term of this Agreement.

            2.    Consulting Fees.

            In consideration of the performance of the Services by the Consultant, the Company agrees to pay the Consultant the following compensation:

            (a) Cash retainer payable monthly on the first of each month as follows:

                  (i)    August 1999: $16,666.67 per month (annualized rate:
                         $200,000 per annum);
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                  (ii)   September 1999 to August 2000: $17,500 per month
                         (annualized rate: $210,000 per annum);

                  (iii) September 2000 to August 2001: $18,333.33 per month (annualized rate: $220,000 per annum);

                  (iv) September 2001 to August 2002: $19,166.67 per month (annualized rate: $230,000 per annum); and

                  (v) September 2002 to August 2003: $20,000 per month (annualized rate: $240,000 per annum).

            (b) A one-time adjustment payment of $27,500 on August 1, 1999 representing the pro rata difference between the annualized rate of $200,000 per annum set forth in Section 2(a)(i) above and the annualized rate of $170,000 per annum which has been paid to Consulting during the extended term of the 1995 Consulting Agreement from September 1998 through July 1999.

            (c) The Company will also reimburse Consultant for reasonable expenses incurred by Consultant in the performance of his duties hereunder against reasonable documentation. Except as specifically provided in this Agreement, the Company shall not be obligated to pay Consultant any additional compensation, fees or expenses, including without limitation in connection with Consultant's service on the Board of Directors of the Company or any Committee thereof, or on the Company's Scientific Advisory Board or similar body or with Consultant's advisory services to the Company.

            3. Split Dollar Life Insurance Policy. In consideration of the performance of the Services rendered by Consultant pursuant to this Agreement, the Company agrees to purchase a split dollar survivorship universal life insurance policy that contains terms and conditions substantially as set forth below (the "Policy"). The parties agree to cooperate and use their reasonable best efforts to have the policy in place no later than 120 days after the date of this Agreement.

                  (a) The Policy. The parties have been examining two different policies, one underwritten by Pacific Life (the "Pacific Life Policy"), and the other by Southland Life (the "Southland Policy"), illustrative examples of which have been attached hereto as Exhibits 1 and 2, respectively. On or before August 31, 1999, Consultant will elect which of the Pacific Life Policy and the Southland Policy he wishes the Company to obtain by giving written notice to the Company. If no written election is made on or before August 31, 1999, Consultant will be deemed to have elected the Southland Policy.


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                  (b) Ownership. The Policy will be owned by the Company during the term of this Agreement, and as further detailed in Section 3(e) below.

                  (c) Description. Subject to Section 3(g) below, the Policy will cover the second to die of Consultant and his spouse and, upon the death of the second to die of Consultant or his spouse, will pay the amount of $5,000,000 to a beneficiary or beneficiaries designated in writing by Consultant (the "death benefit"), as well as an additional amount to the Company to repay all premiums paid by the Company during its ownership of the Policy ("Company Paid Premiums").

                  (d) Premium Payments. The Policy will be kept in effect by the
            Company's payment of all premiums during the term of this Agreement.

                  (e) Expiration or Termination of Agreement. Upon the
            expiration of this Agreement, or any early termination of this Agreement by the Company (other than termination of Consultant under Section 5(ii)(B) or (C) below), Consultant shall have the right (subject to the terms of the policy) to assume ownership of the Policy (or cause a party or entity nominated by Consultant and eligible under the Policy and applicable law) to assume ownership of the Policy by assuming the subsequent premium payment obligations therefor and making arrangements for the repayment of Company Paid Premiums as provided in Section 3(f) below.

                  (f) Repayment of Company Paid Premiums. Upon any expiration of this Agreement or other termination of this Agreement, Consultant shall repay the Company the Company Paid Premiums no later than sixty (60) days following such expiration or termination, except as provided below. In the event Consultant or his designee assumes ownership of the Policy pursuant to Section 3(e) above, then: (i) in the event the Policy has a cash value at the time of such expiration or termination that is greater than or equal to the Company Paid Premiums as of such date (as is expected under the Southland Policy), Consultant shall pay the Company the amount of the Company Paid Premiums no later than 60 days following any expiration or termination of the Agreement; and (ii) in the event that the Policy has a cash value at the time of such expiration or termination that is less than the Company Paid Premiums (as is expected in the first years of the Pacific Life Policy), Consultant (or his designee or estate, as the case may be) will pay the Company the amount of the Company Paid Premiums no later than the earliest to occur of: (i) 60 days following the date upon which the cash value reaches the amount of Company Paid Premiums; or (ii) payment by the insurer of the proceeds of the Policy to the Policy's beneficiaries; or (iii) any date upon which the Policy has been renounced or otherwise permitted to lapse or terminated for any reason. Until repayment of all Company Paid Premiums, Consultant agrees not to draw down upon, borrow against or otherwise encumber the cash value of the Policy.


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                  (g) Commercial Availability and Premium Cap. The Company's
            obligation to purchase the Policy for Consultant shall be subject to the commercially reasonable availability of such insurance and the commercially reasonable insurability of Consultant and his spouse. In no event will the Company be obligated to pay more than $45,000 per year in premium, even if the amount of the death benefit must be decreased as a result. In the event that neither a Pacific Life Policy nor a Southland Policy is available for any reason, the parties agree to cooperate to seek to obtain a mutually acceptable substitute policy, subject however to the first two sentences of this Section 3(g).

                  (h) Tax Consequences to Consultant. All tax consequences to
            Consultant or his estate that relate to the Policy, including those triggered by any premium payment, payment of death benefit, or repayment of premiums to the Company, shall be the responsibility of Consultant or his designee.

                  (i) Charges in Addition to Premium Except in the Pacific Life
            Policy. Except in the case of the Pacific Life Policy, if the Company is charged any fees, charges or expenses in addition to the quoted premium for the on-going monitoring or servicing of a Policy, such fees, charges or expenses shall be paid or reimbursed to the Company by Consultant.

            4. Eligibility to Receive Stock Option Awards Generally Granted to Directors. Notwithstanding Section 2(c) above, from and after this date for so long as Consultant serves as a member of the Board of Directors of the Company, Consultant shall be eligible to receive stock option awards generally granted by the Company to its outside directors. Decisions concerning the amount of any such stock option awards, the timing of any such awards generally, and the timing of any such awards to Consultant, as in the case of other outside directors, will be in the absolute discretion of the Board of Directors of the Company or its Compensation Committee. Nothing in this Agreement shall be deemed to entitle Consultant to be re-nominated, re-elected or re-appointed to the Board of Directors of the Company or any Committee thereof.

            5. Term; Termination. The term of this Agreement shall commence on July 23, 1999 and shall continue until and including August 31, 2003, unless further extended by mutual written agreement of the parties hereto or unless earlier terminated as provided below (the "Term"). Any reference herein to the expiration of this Agreement shall mean expiration of any mutually agreed extension to the term of this Agreement. This Agreement shall terminate prior to the expiration of such term or any extended term in the event that:

                  (i)    Consultant shall die; or

                  (ii)   the Company shall determine that:

                         (A) Consultant has become "disabled" (i.e., Consultant has failed, because of illness or incapacity, to render services of the character contemplated by this Agreement over a period


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                              aggregating six (6) months out of any twelve (12)
                              consecutive month period); or

                         (B) Consultant has breached this Agreement in any material respect, which breach is not cured by Consultant or is not capable of being cured by Consultant within ten (10) days after written notice of such breach is given to Consultant; or

                         (C) Consultant has engaged in willful and material misconduct, which the Company determines, in its sole discretion, is or may be materially injurious to the Company's reputation or goodwill.

Upon termination of this Agreement for any reasons, Consultant shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, and Confidential Information of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company, which in any of these cases are in his possession or under his control. Any and all personal property, inventions, data, written materials, findings, records and documents, information and Confidential Information made or obtained by the Consultant during his engagement by the Company concerning the business or affairs of the Company and its affiliates are and will remain property of the Company as "works made for hire," and upon termination of this Agreement or upon request of the Company during the term of this Agreement, shall be promptly delivered by the Consultant to the Company.

            6. Independent Contractor Relationship. It is understood and agreed that Consultant's relationship with the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The parties acknowledge that the Johns Hopkins University is not a party to this agreement, which is a private contract between Consultant and the Company.

            7.    Conflicting Agreements.

                  (a) The Company understands that Consultant has entered into certain agreements and understandings to perform services for (a) The Johns Hopkins University; (b) NEN Life Sciences; and (c) Scios Inc. (solely in the capacity of a member of its Board of Directors) (collectively, the "Other Contractors"). Consultant represents and warrants to the Company that Consultant is, as of and including the date hereof, under no contractual or other restriction or obligation, including agreements or understandings with Other Contractors, which conflicts with this Agreement, the performance of his duties hereunder or the other obligations of Consultant to the Company.


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                  (b) Consultant will not at any time during the term of this
Agreement and for a period of one year thereafter, engage in any business activity or occupation or enter into any agreement including entering into any consulting or research agreement with any organization, which is directly in competition with the business of the Company; provided, however, that Consultant may enter into any other consulting or research agreements with organizations that are not directly in competition with the business of the Company, with the prior written consult of the Company, which consent will not be unreasonably withheld. The Company understands and agrees that Consultant may, during the term of this Agreement, elect to renew one or more of the agreements or understandings enumerated in Section 7(a) above, provided that any such renewal is on substantially similar terms and scope as in existence on the date hereof.

            8. Assignments; Inventions. Consultant hereby agrees to use his best efforts without further compensation to assign or to have assigned to the Company all his right, title and interest in and to, any and all inventions, processes, systems, improvements, modifications, secrets, designs or discoveries, etc., whether or not made, possessed, discovered or conceived by him, individually or jointly with any other person or persons, whether made in or out of working hours, free and clear of all liens, charges and encumbrances, created or conceived by him during the term of this Agreement and patented or reduced to practice within one year thereafter, which relate to the business of the Company and which are not owned by The Johns Hopkins University pursuant to the Johns Hopkins School of Medicine Intellectual Property Guidelines (dated January 1, 1995), a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference (collectively, the "Inventions").

            9. Disclosure of Inventions. Consultant agrees to promptly disclose the Inventions to the Company. With respect to the Inventions, Consultant will, either during the term of or after the expiration or termination of this Agreement for any reason, at the request and at the sole cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require, and further agrees to:

                  (i) apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent or other invention protection in any country throughout the world and when so obtained or vested to extend, renew and restore the same;

                  (ii) defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters, patents or other analogous protection; and

                  (iii) perform any other lawful acts which the Company may reasonably request to carry out the purpose of this Agreement.

            10. Confidentiality. Consultant agrees that he will not at any time publish, reveal, sell, make accessible, give away or disclose to others or use for his own benefit, except



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for the benefit of the Company in the performance of Consultant's duties under this Agreement, any research, development, engineering and manufacturing data, plans, designs, formula, processes, specifications, techniques, trade secrets, financial information, customer or supplier lists or other information which are, or pursuant to the terms hereof become, the property or confidential information of the Company or any of its clients, customers, consultants, licensees or affiliates, or which are acquired by him directly as a result of his acting as consultant to the Company, except to such extent as may be required by law. Consultant agrees that he will not make any notes or memoranda relating to any matter that is a art of the trade, activities or business of the Company or concerning any of its dealings otherwise than for the benefit of the Company. Consultant shall return all tangible embodiments of such confidential information prior to or at the termination of this Agreement.

            11. Publication of Information. Anything to the contrary herein notwithstanding, Consultant may publish information relating to the business of the Company if in each instance the proposed publication is first submitted to the Chief Executive Officer of the Company or his/her designate, and such person in his/her sole discretion consents in writing to such publication.

            12. Breach of Agreement. Consultant and the Company agree that any material breach of this Agreement by either of them could cause irreparable damage to the other party, and that in the event of such material breach, in addition to any other remedies hereinbefore mentioned, the non-breaching party shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of the breaching party's obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting the non-breaching party from pursuing any other remedies available for such material breach including, without limitation, the recovery of damages by the non-breaching party.

            13.   No Assignment; No Other Planned Affiliations by Consultant.

            (a) The Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of his rights or obligations hereunder, except that Consultant may assign any or all of his rights under this Agreement to Neuroscience Consultants, Inc., a Maryland corporation. In no event shall Consultant assign or delegate responsibility for actual performance or Services or any other obligations hereunder.

            (b) Consultant hereby represents and warrants that he has no plans to terminate his present relationship with The Johns Hopkins University, whether to join any pharmaceutical company other than the Company or otherwise.

            14. Indemnity; Insurance. The parties confirm that the Director Indemnification Agreement, dated as of March 24, 1994, between the Company and Consultant continues in full force and effect on the date of this Agreement. The Company confirms that Consultant is covered in his role as a director of the Company under the Company's Directors' and Officers' insurance policy generally in effect for the Company's directors and officers. The Company hereby further agrees to indemnify and hold Consultant harmless from all liabilities



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incurred by, or claims against, Consultant as a result of his performance of his obligations under this Agreement, other than liability incurred or claims against the Consultant caused by his gross negligence or willful misconduct.

            15. Notices. All notices and other communications hereunder shall be delivered or sent by registered or certified mail, return receipt requested, addressed the Company at 6611 Tributary Street, Baltimore, Maryland 21224, Attn:
Dr. Craig R. Smith, or to Consultant at the address set forth beneath his signature below, or to such address as either party may designate in writing to the other.

            16. Binding on Successors and Assigns. Subject to Section 13 above, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. Consultant agrees that the Company may, with the prior written consent of Consultant, which consent shall not be unreasonably withheld, assign this Agreement to any person or entity controlled by, in control of, or under common control with, the Company.

            17. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and terminates as of this date any prior agreements between the parties for the Services engaged hereunder, including without limitation the 1995 Consulting Agreement. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and time and shall not constitute a waiver of any subsequent instance without a specific waiver in writing by the party against whom such waiver is sought to be enforced.

            18. Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

            19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.

            20. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it with the applicable law as it shall then appear.

            21. Gender. Any use of the masculine gender herein shall apply equally to the feminine.

            22. References to Johns Hopkins. With the limited exception of citing Consultant's faculty title and affiliation, the Company and its affiliates will not use the names, likenesses, or logos of the Johns Hopkins University, any of its Schools or Divisions, or the



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Johns Hopkins Hospital and Health System in any of their fundraising or investment documents, general publications, advertisements, or marketing and promotional materials without the prior written permission of the Johns Hopkins University. A request for such permission must be submitted by Consultant to the School of Medicine's Conflict of Interest Review Coordinator, who in appropriate circumstances, will have it reviewed by the School of Medicine's Office of Public Affairs.

            23. Survival. Obligations accrued prior to the expiration or termination of this Agreement shall survive until discharged in full. In addition, Sections 3(e), (f) and (h), 5, 7(b), 8, 9, 10, 11, 12, 14 and this 23 shall survive any expiration or termination of this Agreement




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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date and year first above written.

"COMPANY":
GUILFORD PHARMACEUTICALS INC.

By:   /s/ Craig R. Smith, M.D.
   ------------------------------
Name:  Craig R. Smith, M.D.
Title:    President and Chief Executive Officer

"CONSULTANT":

      /s/ Solomon H. Snyder, M.D.
---------------------------------
     Solomon H. Snyder, M.D.

Address:  3801 Canterbury Road, No. 1001
          Baltimore, Maryland 21218


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